UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-71045

                         CarMax Auto Owner Trust 1999-1
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                     (Issuer with respect to the securities)

                           CarMax Auto Receivables LLC
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                    4900 Cox Road, Glen Allen, Virginia 23060
                                 (804) 747-0422
           ----------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         CarMax Auto Owner Trust 1999-1
                      6.2025% Class A-1 Asset-Backed Notes
                       6.47% Class A-2 Asset-Backed Notes
                       6.76% Class A-3 Asset-Backed Notes
                       6.88% Class A-4 Asset-Backed Notes
                         7.12% Asset-Backed Certificates
           ----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)                Rule 12h-3(b)(1)(i)   X
    Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
    Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
    Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                       Rule 15d-6

Approximate  number of holders of record as of the certification or notice date:
 50
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Pursuant to the requirements of the Securities Exchange Act of 1934, CarMax Auto
Receivables LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     CARMAX AUTO RECEIVABLES LLC


                                     By:    /s/Michael T. Chalifoux
                                     Name:  Michael T. Chalifoux
                                     Title: President

Date: May 24, 2000